Exhibit 99.1

Trovagene Announces Agreement with America’s Choice Provider Network to Offer Patients Access to its ctDNA Precision Cancer Monitoring Platform

Agreement provides in-network coverage for 22 million individuals

SAN DIEGO, CA — January 21, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an agreement with America’s Choice Provider Network (ACPN®) establishing health insurance access to its entire suite of circulating tumor (ct)DNA Precision Cancer MonitoringSM (PCM) tests and services. Under the terms of the agreement, Trovagene is established as a preferred provider, and its PCM testing services will be covered by over 1,700 payers in North America.

“We are very much looking forward to having a provider as progressive and innovative as Trovagene in our national provider network,” said Seth Breeden, chief operating officer of ACPN. “It is with great excitement that we can now offer our members access to Trovagene’s Precision Cancer Monitoring services.”

“We are pleased that ACPN has agreed to provide coverage for Trovagene’s PCM full offering of ctDNA products,” said Matt Posard, chief commercial officer of Trovagene. “Our commercial plan is on track to provide national sales coverage, and ACPN is the first of several additional contracts expected this year. In support of our commercialization program, we are creating a strong foundation of data from our clinical studies and manuscript publications demonstrating the medically actionable use of Trovagene’s liquid biopsy platform in the treatment of cancer.”

About America’s Choice Provider Network

Founded in 2012, ACPN is an independent, multispecialty national provider network. Through its proprietary network and technology, ACPN offers access to providers, payers and patients in all 50 States, Canada, the Dominican Republic, Guam, Mexico, and Puerto Rico. ACPN’s products include Individual and Group Health, Workers Compensation, Auto Liability, and Medicare Advantage. Its client base consists of Insurance Carriers, Third Party Administrators, Health and Welfare Funds, Self-Administered Employer Groups, Student Plans, Travel Plans, etc. ACPN’s mission is to achieve consistency in healthcare transactions, simplify claims adjudication processes, create reasonable reimbursement arrangements, and establish reliable healthcare access for all parties—providers, payers and patients.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com